EXHIBIT 4.4

FIRST SUPPLEMENTAL INDENTURE

DATED AS OF
JUNE 30, 2006

BETWEEN
SOTHEBY’S

AND

WILMINGTON TRUST COMPANY, Successor Trustee

SUPPLEMENTAL TO INDENTURE DATED
AS OF FEBRUARY 5, 1999, BETWEEN SOTHEBY’S HOLDINGS, INC.
AND THE CHASE MANHATTAN BANK, AS TRUSTEE

Allen & Overy LLP

CONTENTS

Clause			Page

1.	Article 1		1
	1.1	Assumption of Obligations by Successor Corporation	1
2.	Article 2		1
	2.1	Further Assurances	1
	2.2	Other Terms of Indenture	1
	2.3	Terms Defined	2
	2.4	Governing Law	2
	2.5	Multiple Counterparts	2
	2.6	Responsibility of Trustee	2
	2.7	Agency Appointments	2

FIRST SUPPLEMENTAL INDENTURE, dated as of June 30, 2006 between SOTHEBY’S, a Delaware corporation (the Successor Corporation), and WILMINGTON TRUST COMPANY, as successor trustee (the Trustee).

WHEREAS,

(1)	Sotheby’s Holdings, Inc. (Holdings) and the Trustee are parties to that certain Indenture dated as of February 5, 1999 (the Indenture);

(2)	as of June 30, 2006, Holdings merged with and into Sotheby’s Delaware, Inc., which continued as the successor corporation and changed its name to Sotheby’s;

(3)	Section 5.01 of the Indenture requires the Successor Corporation to expressly assume all the obligations of Holdings on all of the Securities and under the Indenture in a supplemental indenture;

(4)

pursuant to and in compliance with Section 5.02 of the Indenture, the Successor Corporation shall succeed to and be substituted for Holdings under the Indenture as “the Company”, with the same effect as if it had been named therein;

(5)

Section 9.01 of the Indenture provides that, without the consent of any Holder, the Company and the Trustee may enter into indentures supplemental to the Indenture for the purpose of, among other things, compliance with Article 5 of the Indenture;

(6)	the entry into this First Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture; and

(7)	all things necessary to make this First Supplemental Indenture a valid indenture and agreement according to its terms have been done.

NOW, THEREFORE, for and in consideration of the premises, the Successor Corporation and the Trustee mutually covenant and agree for the equal and proportionate benefit of the respective Holders from time to time of the Securities as follows:

1.	ARTICLE 1

1.1	Assumption of Obligations by Successor Corporation.

Pursuant to Section 5.01 of the Indenture, the Successor Corporation does hereby: (i) expressly assume all of the obligations of Holdings on all of the Securities and under the Indenture; and (ii) agree to succeed to and be substituted for Holdings under the Indenture with the same effect as if it had been named therein.

2.	ARTICLE 2

2.1	Further Assurances.

The Successor Corporation will, upon request by the Trustee, execute and deliver such further instruments and do such further acts as may reasonably be necessary or proper to carry out more effectively the purposes of this First Supplemental Indenture.

2.2	Other Terms of Indenture.

Except insofar as herein otherwise expressly provided, all the provisions, terms and conditions of the Indenture are in all respects ratified and confirmed and shall remain in full force and effect.

2.3	Terms Defined.

All terms defined elsewhere in the Indenture shall have the same meanings when used herein.

2.4	Governing Law.

THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN THIS FIRST SUPPLEMENTAL INDENTURE.

2.5	Multiple Counterparts.

This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original for all purposes, but such counterparts shall together be deemed to constitute but one and the same instrument.

2.6	Responsibility of Trustee.

The recitals contained herein shall be taken as the statements of the Issuer, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture.

2.7	Agency Appointments.

The Successor Corporation hereby confirms and agrees to all agency appointments made by Holdings under or with respect to the Indenture or the Securities and hereby expressly assumes the due and punctual performance and observance of all the covenants and conditions to have been performed or observed by Holdings contained in any agency agreement entered into by Holdings under or with respect to the Indenture or the Securities.

IN WITNESS WHEREOF, this First Supplemental Indenture has been duly executed by the Successor Corporation and the Trustee as of the day and year first written above.

SOTHEBY’S

By:	/s/ William S. Sheridan

	Name:	William S. Sheridan
	Title:	Executive Vice President,
Chief Financial Officer and Treasurer

Attest:

By:	/s/ Donaldson C. Pillsbury

	Name:	Donaldson C. Pillsbury
	Title:	Executive Vice President,
Worldwide General Counsel and Secretary

WILMINGTON TRUST COMPANY,
as Trustee

By:	/s/ Joseph B. Fell

	Name:	Joseph B. Fell
	Title:	Assistant Vice President

Attest:

By:	/s/ Irene A. Lennon

	Name:	Irene A. Lennon
	Title:	Senior Financial Services Officer